Exhibit 99.1

For more information, contact:

At the Company:

Mona Lalla, Director of Operations

Telephone: (561) 863.8446

Email: lallam@hnsglobal.com

HEALTH & NUTRITION SYSTEMS INTERNATIONAL INC. ANNOUNCES MANAGEMENT REALIGNMENT

FOR IMMEDIATE RELEASE:

West Palm Beach, FL, September 24, 2004 - The Board of Directors of Health & Nutrition Systems International Inc. (OTCBB: HNNS) announced today that it has entered into an amendment to its employment contract with Christopher Tisi which provides for Mr. Tisi to step down as Chief Executive Officer of the Company in order to consider making, and facilitate the submission of, a stalking horse bid to acquire substantially all of the assets of the Company if it determines to seek protection under Chapter 11 of the federal bankruptcy laws.  Although Mr. Tisi will not serve in any executive capacity with the Company under the terms of the agreement, he will continue as an employee of the Company, and will continue to assist the Company in conducting its operations. The Company disclosed in their recent 10-Q filing that they were evaluating the advisability of seeking protection under the bankruptcy laws.

Mr. James A. Brown, Chairman of the Board, has been elected to serve as Chief Executive Officer while the Company continues to examine its strategic options, and will continue to serve in that role should the Company choose to file for reorganization.  Mr. Brown has been Chairman of HNS since May 2003.

Mr. Tisi executed a two-year employment agreement in April 2004, which provided for Mr. Tisi to serve as the Chief Executive Officer of the Company thru December 31, 2005.  The amendment to the contract provides for a hiatus period through the emergence of the Company from a reorganization, should a reorganization occur.  During that time certain, provisions of the contract are suspended while Mr. Tisi considers making a stalking horse bid for the Company’s assets, and, if the Company determines to file for reorganization, to pursue his possible bid.  After the hiatus period, or upon the Company’s emergence from reorganization, the employment agreement will be reinstated under the terms of the amendment.

HNS develops and markets weight management products in over 25,000 health, food and drug store locations. The Company's products can be found in CVS, GNC, Rite Aid, Vitamin Shoppe, Vitamin World, Walgreens, Eckerd and Wal-Mart. The Company's HNS Direct division distributes to independent health food stores, gyms and pharmacies. For more information, visit: http://www.hnsglobal.com/.

This news release contains forward-looking statements.  These forward-looking statements concern the Company's operations, economic performance and financial condition and are based largely on the Company's beliefs and expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results expressed or implied by such forward-looking statements. Such factors and risks include, among others, the factors described in the Company's filing with the Securities and Exchange Commission, general economic conditions, consumer confidence and changes in consumer preference, introduction of products that compete with the Company's products, and the availability and deployment of capital.  The risks and uncertainties related to our business are stated in more detail in the Company's annual report on Form 10-KSB. These forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why the actual results could differ from those projected in the forward- looking statements.